Exhibit 10.7

Feed Supplier Agreement

Purchaser (Party A): Mengniu Dairy (Qiqihar) Co., Ltd.
Supplier (Party B):  Heilongjiang Xinhua Cattle Industry Co., Ltd.

In consideration of the mutual covenants and agreements as set forth below, and in compliance with the “Contract Law of the People’s Republic of China,” it is hereby covenanted and agreed by both parties as follows:

1.  Purchase Plan

During the term of this Agreement, Party A will purchase all the qualified raw milk supplied by Party B and its entrusted peasants.

2.  Pricing Standard

The basic price of RMB 1.85/kilogram shall be based on that of the standard raw milk, namely, fat percentage 3.1%, protein percentage 2.95%, Level One microorganism quality (less than 0.5 million / ml).

3.  Qualitative Requirements

The raw milk supplied by Party B shall comply with all national sanitary standards. The milk production procedure shall comply with applicable rules and regulations as well.

4.  Method of Inspection

Party A shall be responsible for inspecting the raw milk by random samples. For raw milk not in compliance with the requirements in Section 3, Party A may refuse to accept and shall timely notify Party B. For damages resulting from such noncompliance, Party B shall compensate Party A for such loss and damages.

5.  Payment

Party A shall disclose the data regarding the payment to Party B two (2) days before actual payment. Party A shall make the payment by month in accordance with actual volume and the abovementioned pricing standards.

6. Time and Method of Payment

Party B’s delivery time and Party A’s purchase time shall both be between 8:00am to 4:00pm each day. Party B shall timely deliver while Party A shall timely purchase the milk.

7. Place of Performance and Term of the Agreement

This Agreement shall be performed at Party A’s milk collection stations; The term of this Agreement shall be two (2) years commencing from the execution date to December 29, 2012.

8.  Amendment and Termination

The Agreement may be amended or terminated by written agreement through negotiation by both parties. Upon occurrence of force majeure or other unexpected situations, the parties may adjust the sales volume. One party shall notify the other in written form at least five (5) days before terminating this Agreement.

9.  Breach Liability

     1) For damages to Party A resulting from Party B’s failure to timely deliver the milk or noncompliance with Section 3, Party B shall be liable for such damages;
     2) For damages to Party B resulting from Party A’s failure to timely or duly accept the milk, Party A shall be liable for such damages;
     3) In circumstances where Party A fails to timely make the payment, Party A shall compensate Party B with 0.1% of the entire purchase price for each day delayed;
      4) If one party unilaterally terminate this Agreement without a written notice within the required period, the party shall compensate the other for 0.1% of the preceding month’s entire purchase price.

10.  Dispute Resolution

All disputes arising from the performance of this Agreement shall be settled through negotiation by both parties or through mediation by local diary associations; In the event that the dispute could not be settled through negotiation, any party may submit the dispute the people’s court for litigation.

11.  Effectiveness

This Agreement shall be executed in two (2) copies with each party holding one copy. Each copy shall have the same legal effect.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and become effective as of the date below upon the signature and seals by both parties.

Party A	Party B
Mengniu Dairy (Qiqihar) Co., Ltd.	Heilongjiang Xinhua Cattle Industry Co., Ltd.

Date: December 30, 2010	Date: December 30, 2010